Exhibit 99.1

FOR IMMEDIATE RELEASE

Oct 1, 2019

MEDIA CONTACT: Frederick Solomon

703-903-3861

Frederick_Solomon@FreddieMac.com

Kathleen Casey to Join Freddie Mac Board of Directors

McLean, Va. -- Freddie Mac (OTCQB: FMCC) today announced that Kathleen Casey has been elected to its Board of Directors effective October 1, 2019. Currently, Casey is a senior advisor with Patomak Global Partners, a financial services consulting firm in Washington, D.C.

“Kathleen brings more than two decades of high-level regulatory and financial oversight experience to Freddie Mac,” said Sara Mathew, non-executive chair of Freddie Mac’s Board of Directors. “We welcome her deep understanding of financial markets and governance, both of which will be invaluable to the Board.”

Casey previously held several senior U.S. government positions, including commissioner of the U.S. Securities and Exchange Commission (SEC) from 2006 to 2011. While at the SEC, she was the principal representative in multilateral and bilateral regulatory dialogues, the G-20 Financial Stability Board, and the International Organization of Securities Commissions.

From 1993 to 2006, Casey served in various roles within the U.S. Senate. These included staff director and counsel of the U.S. Senate Banking, Housing, and Urban Affairs Committee and staff director of the Senate Banking Committee’s Subcommittee on Financial Institutions and Regulatory Relief.

Casey serves on the Board of HSBC Holdings plc, and she is a member of several U.S. and international public and non-profit boards. She holds a law degree from George Mason University Antonin Scalia Law School and a bachelor’s degree in International Politics from Pennsylvania State University.

Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since our creation by Congress in 1970, we’ve made housing more accessible and affordable for homebuyers and renters in communities nationwide. We are building a better housing finance system for homebuyers, renters, lenders and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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